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                                                                    EXHIBIT 99.2


Board of Directors
Solectron Corporation
847 Gibraltar Drive
Building 5
Milpitas, CA  95035


Members of the Board of Directors:


     We hereby consent to the use of our opinion letter dated August 8, 2001 to the Board of Directors of Solectron Corporation included as Annex G to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed transaction between Solectron Corporation and C-MAC Industries and to the references to such opinion in such Proxy Statement/Prospectus under the captions "SUMMARY - Recommendation of Solectron's Board of Directors", "SUMMARY - Opinion of Solectron's Financial Advisor", "THE TRANSACTION - Background of the Merger", "THE TRANSACTION - Recommendation of Solectron's Board of Directors", "THE TRANSACTION - Opinion of Solectron's Financial Advisor" and "THE COMBINATION AGREEMENT - Solectron's Representations and Warranties" and in the Letter to Solectron Stockholders. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                  Palo Alto, California

                                  September 6, 2001


                                  MERRILL LYNCH, PIERCE, FENNER & SMITH
                                  INCORPORATED

                                  By: /s/ MERRILL LYNCH, PIERCE, FENNER & SMITH
                                           INCORPORATED
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